Exhibit 99.1

4484 Wilshire Boulevard Los Angeles, California 90010 (323) 937-1060 Fax (323) 857-7125

Press Release

FOR MORE INFORMATION, CONTACT:

Theodore Stalick, SVP/CFO

(323) 937-1060

www.mercuryinsurance.com

For Release: February 17, 2026

Mercury General Corporation Announces Fourth

Quarter and Fiscal 2025 Results and Declares Quarterly Dividend

Los Angeles, California…Mercury General Corporation (NYSE: MCY) reported today the fourth quarter and fiscal 2025 results:

Consolidated Highlights

	Three Months Ended December 31,		Change			Twelve Months Ended December 31,		Change
	2025	2024	$	%		2025	2024	$	%
(000’s except per-share amounts and ratios)
Net premiums earned (2)	$1,445,404	$1,352,101	$93,303	6.9%		$5,505,613	$5,075,456	$430,157	8.5%
Net premiums written (1) (2)	$1,427,731	$1,314,933	$112,798	8.6%		$5,721,778	$5,378,310	$343,468	6.4%
Direct premiums written (1)	$1,490,371	$1,346,718	$143,653	10.7%		$5,982,537	$5,500,835	$481,702	8.8%
Net realized investment gains (losses), net of tax (3)	$92	$(52,823)	$52,915	NM		$103,781	$70,050	$33,731	48.2%
Net income	$202,547	$101,068	$101,479	100.4%		$541,094	$467,953	$73,141	15.6%
Net income per diluted share	$3.66	$1.82	$1.84	101.1%		$9.77	$8.45	$1.32	15.6%
Operating income (1)	$202,455	$153,891	$48,564	31.6%		$437,313	$397,903	$39,410	9.9%
Operating income per diluted share (1)	$3.66	$2.78	$0.88	31.7%		$7.90	$7.19	$0.71	9.9%
Catastrophe losses net of reinsurance (4)	$19,000	$41,000	$(22,000)	(53.7)%		$508,000	$277,000	$231,000	83.4%
Combined ratio (5)	88.6%	91.4%	—	(2.8	)pts	96.3%	96.0%	—	0.3	pts

NM = Not Meaningful

(1)

These measures are not based on U.S. generally accepted accounting principles (“GAAP”), are defined in “Information Regarding GAAP and Non-GAAP Measures” and are reconciled to the most directly comparable GAAP measures in “Supplemental Schedules.”

(2)

Both net premiums earned and net premiums written for the twelve months ended December 31, 2025 include $101 million of increased ceded premiums due to the reinstatement premiums paid and recorded in the first half of 2025 to reinstate the fully exhausted reinsurance coverage layers of the Company’s catastrophe reinsurance treaty ending June 30, 2025 following the Palisades and Eaton wildfires in January 2025.

(3)

Net realized investment gains (losses) before tax were $0.1 million and $(66.9) million for the three months ended December 31, 2025 and 2024, respectively, and $131.4 million and $88.7 million for the twelve months ended December 31, 2025 and 2024, respectively. The changes in fair value of the Company’s investments are recorded as part of net realized investment gains or losses in its consolidated statements of operations due to the adoption of the fair value option for its investments as permitted under GAAP.

(4)

The majority of 2025 catastrophe losses resulted from from the Palisades and Eaton wildfires in California and severe storms in Texas, Oklahoma and California. The majority of 2024 catastrophe losses resulted from tornadoes, hailstorms and convective storms in Texas and Oklahoma, winter storms, rainstorms and wildfires in California, and the impact of Hurricane Helene in Florida and Georgia.

(5)

The Company experienced favorable development of approximately $18 million and unfavorable development of approximately $8 million on prior accident years’ loss and loss adjustment expense reserves for the three months ended December 31, 2025 and 2024, respectively, and favorable development of approximately $92 million and unfavorable development of approximately $25 million on prior accident years’ loss and loss adjustment expense reserves for the twelve months ended December 31, 2025 and 2024, respectively. The year-to-date favorable development in 2025 was primarily attributable to lower than estimated losses and loss adjustment expenses in the automobile and homeowners lines of insurance business, including favorable development on the prior years’ catastrophe losses. The year-to-date unfavorable development in 2024 was primarily attributable to higher than estimated losses and loss adjustment expenses in the commercial automobile and commercial property lines of insurance business, partially offset by favorable reserve development in the private passenger automobile line of insurance business.

Investment Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
(000’s except average annual yield)
Average invested assets at cost (1)	$6,367,236	$6,023,948	$5,968,575	$5,683,973
Net investment income (2)(3)
Before income taxes	$84,493	$73,262	$328,701	$279,989
After income taxes	$71,598	$61,491	$276,214	$235,419
Average annual yield on investments - after income taxes (2)(3)	3.9%	3.7%	4.0%	3.8%

(1)

Fixed maturities and short-term bonds at amortized cost; equities and other short-term investments at cost. Average invested assets at cost are based on the monthly amortized cost of the invested assets for each period.

(2)

Net investment income includes interest income earned on cash of $12.3 million and $6.9 million ($9.7 million and $5.4 million after tax) for the three months ended December 31, 2025 and 2024, respectively, and $50.7 million and $25.5 million ($40.1 million and $20.2 million after tax) for the twelve months ended December 31, 2025 and 2024, respectively. Average annual yield on investments does not include interest income earned on cash.

(3)

The higher net investment income before and after income taxes for the three and twelve months ended December 31, 2025 compared to the corresponding periods in 2024 resulted largely from higher average invested assets and cash combined with higher average yield. Average annual yield on investments after income taxes for the three and twelve months ended December 31, 2025 increased compared to the corresponding periods in 2024, primarily due to the maturity and replacement of lower yielding investments purchased when market interest rates were lower with higher yielding investments, combined with the higher average yield on investments purchased in 2025 using cash generated from operations compared to the average yield on overall investments in 2024.

Gabe Tirador, the Company’s CEO, commented on the 2025 results: “We are proud of our team’s accomplishments in 2025. The Palisades and Eaton wildfires were the most significant catastrophes in Mercury’s history, driving our first quarter combined ratio to 119.2%, but our business in subsequent quarters performed strongly ending with an 88.6% combined ratio in the fourth quarter and 96.3% for the full year. And our team demonstrated exceptional resilience and commitment to our policyholders, managing more than 2,900 wildfire claims and paying over $1.4 billion to date.”

The California Department of Insurance (“DOI”) approved a 6.9% rate increase on the Company’s California homeowners line of insurance business in December 2025. This rate increase is expected to become effective in July 2026. The California homeowners line of insurance business represented approximately 15% of the Company’s total net premiums earned in 2025.

The Board of Directors declared a quarterly dividend of $0.3175 per share. The dividend will be paid on March 26, 2026 to shareholders of record on March 12, 2026.

Updated Information Regarding the Palisades and Eaton Wildfires

In January 2025, extreme wind-driven wildfires caused widespread damage across parts of Southern California, primarily in the communities of Pacific Palisades and Altadena. The two largest of these Southern California wildfires are known as the Palisades and Eaton wildfires. The Company recorded net catastrophe losses and loss adjustment expenses before taxes from the Palisades and Eaton wildfires of approximately $380 million in its consolidated statement of operations for the year ended December 31, 2025. The following table presents the components of net losses and loss adjustment expenses from the Palisades and Eaton wildfires as of December 31, 2025.

For the Twelve Months Ended December 31, 2025
(Amounts in thousands)
Gross losses and loss adjustment expenses	$2,191,752
Subrogation recoverable - Eaton fire (1)***	(537,506)
Subrogation recovered and recoverable - Palisades fire (2)***	(48,026)
Reinsurance recovered and recoverable (3)	(1,293,500)

Net catastrophe losses and loss adjustment expenses on Eaton and Palisades fires before FAIR Plan	$312,720

Company’s share of FAIR Plan losses and loss adjustment expenses (4)	$92,717
Recoupable portion of FAIR Plan losses and loss adjustment expenses (5)	(25,000)

Net FAIR Plan losses and loss adjustment expenses	$67,717

Net losses and loss adjustment expenses on Eaton and Palisades fires	$380,437

__________

(1)

The Company is actively pursuing subrogation against Southern California Edison (“SCE”) on the Eaton fire. The Company recorded approximately $538 million in estimated subrogation recoveries, or approximately 55% of its estimated ultimate losses on the Eaton fire, as an offset against loss and loss adjustment expense reserves in its consolidated balance sheet at December 31, 2025, and thereby reduced losses and loss adjustment expenses by the same amount in its consolidated statement of operations for the year ended December 31, 2025. Although SCE has not admitted that its equipment caused the Eaton fire, significant evidence indicates that SCE’s equipment was the cause of the Eaton fire. In addition, SCE has disclosed that it is probable that SCE will incur material losses from the Eaton fire and entered into a negotiated agreement without litigation with one insurance company to pay 52% of the losses incurred. For utility-caused California wildfires occurring since 2017 through 2024 where SCE and other utility companies settled the subrogation claims without admitting fault, such companies have paid out average amounts equal to over 60% of the losses incurred with a range as low as 55% to over 70%. The Company believes that SCE has the wherewithal to settle the subrogation claims on the Eaton fire in a similar range of settlement amounts as on the recent past wildfires. SCE also has access to the California Wildfire Fund (the “Fund”) that provides additional funding to reimburse member utilities to pay wildfire claims; furthermore, SCE has stated that the administrator of the Fund has confirmed that the Eaton fire is a covered wildfire for purposes of accessing the Fund. Based on the grounds described above as well as management’s estimates and assumptions derived from industry experience, including recent market interest in the acquisition of the Company’s subrogation rights on the Eaton fire, the Company believes $538 million is a reasonable estimate of probable recovery on the Eaton fire.

(2)

In June 2025, the Company sold its subrogation rights on the Palisades fire to a third party for a guaranteed percentage of losses incurred plus a share in the amount recovered above a certain threshold (“Upside Recovery’). The recovery amount from the guaranteed percentage of losses is approximately $48 million, with $31 million received as of December 31, 2025. The remaining balance of approximately $17 million at December 31, 2025 will be settled each quarter based on the amount of claims payments the Company makes subsequent to the previous settlement date. The Company recorded the total sale price of approximately $48 million as an offset against losses and loss adjustment expenses in its consolidated statement of operations for the year ended December 31, 2025. The Company did not record an amount for the potential Upside Recovery.

(3)

The Company’s catastrophe reinsurance program for the treaty year ended June 30, 2025 provides approximately $1,290 million of limits on a per occurrence basis after covered catastrophe losses exceed the Company’s retention of $150 million. It also allows the Company to consider catastrophe events that occur within a 150-mile radius as a single occurrence or separate occurrences for reinsurance purposes. The Company treated the Palisades and Eaton wildfires as one event for reinsurance purposes exhausting the full $1,290 million of limits. The $1,290 million of limits used for the Palisades and Eaton wildfires was reduced by $6.5 million for ineligible parametric coverage. The Company also utilized $10 million from a separate property excess of loss reinsurance treaty making the total reinsurance used for the Palisades and Eaton wildfires approximately $1,294 million.

(4)

The Company is a member of the California FAIR Plan, the state’s fire insurer of last resort. To the extent the FAIR Plan has losses exceeding its capital and reinsurance coverage, the FAIR Plan can assess its member companies for the shortfall based on each company’s California market share. The FAIR Plan had significant losses from the Palisades and Eaton wildfires, and the Company’s share of the FAIR Plan losses from the Palisades and Eaton wildfires was approximately $93 million (an amount based on information provided to the Company directly from the FAIR Plan), which was recorded as part of the Company’s losses and loss adjustment expenses from the Palisades and Eaton wildfires in its consolidated statement of operations for the year ended December 31, 2025.

(5)

The FAIR Plan assessed the Company $50 million to strengthen the FAIR Plan’s capital position following the Palisades and Eaton wildfires in the first quarter of 2025. The California DOI allows for recoupment of 50% or $25 million of the $50 million assessment via a temporary surcharge to the Company’s policyholders. The Company has received approval from the California DOI to recoup the $25 million, which partially offset the Company’s share of the FAIR Plan’s losses of $93 million. Accordingly, the Company recorded a net loss of approximately $68 million for its share of the FAIR Plan’s losses from the Palisades and Eaton wildfires in its consolidated statement of operations for the year ended December 31, 2025.

***

Accounting Standards Codification (“ASC”) 944-40-30-2 through 3 and Statement of Statutory Accounting Principles (“SSAP”) No. 55 paragraph 15 require salvage and subrogation recoverables to be deducted from the liability for unpaid claims; therefore, loss and loss adjustment expense reserves on the Company’s consolidated balance sheets is shown net of estimated salvage and subrogation recoverables, and losses and loss adjustment expenses on its consolidated statements of operations is shown net of salvage and subrogation. The Company applies this accounting method for salvage and subrogation in a consistent manner for both GAAP and statutory reporting purposes.

As of December 31, 2025, the Company has paid out approximately $1,478 million for losses and loss adjustment expenses related to the Palisades and Eaton wildfires. The Company has received 100% of the reinsurance recoverable amounts billed to its reinsurers through December 31, 2025.

The Company exhausted the catastrophe reinsurance limits for the treaty year ended June 30, 2025 on the Palisades and Eaton wildfires, which triggered a full reinstatement of the limits with payment of $101 million of reinstatement premiums. The reinstatement premiums paid were recorded as reductions to the Company’s net premiums earned and written for the year ended December 31, 2025.

Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers and direct-to-consumer sales in many states. For more information, visit the Company’s website at www.mercuryinsurance.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Certain statements contained in this report are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company’s insurance products, inflation and general economic conditions, including general market risks associated with the Company’s investment portfolio; the accuracy and adequacy of the Company’s pricing methodologies; catastrophes in the markets served by the Company; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company’s loss reserves in general, including subrogation recovery estimates; the Company’s ability to obtain and the timing of the approval of premium rate changes for insurance policies issued in states where the Company operates; legislation adverse to the automobile insurance industry or business generally that may be enacted in the states where the Company operates; the Company’s success in managing its business in non-California states; the presence of competitors with greater financial resources and the impact of competitive pricing and marketing efforts; the Company’s ability to successfully allocate the resources used in the states with reduced or exited operations to its operations in other states; changes in driving patterns and loss trends; acts of war and terrorist activities; effects of changing climate conditions; pandemics, epidemics, widespread health emergencies, or outbreaks of infectious diseases; court decisions and trends in litigation and health care and auto repair costs; changes in global trade policies, including trade barriers or restrictions; and legal, cyber security, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

MERCURY GENERAL CORPORATION AND SUBSIDIARIES

SUMMARY OF OPERATING RESULTS

(000’s except per-share amounts and ratios)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenues:
Net premiums earned	$1,445,404	$1,352,101	$5,505,613	$5,075,456
Net investment income	84,493	73,262	328,701	279,989
Net realized investment gains (losses)	117	(66,865)	131,368	88,671
Other	5,765	7,682	26,786	31,517

Total revenues	$1,535,779	$1,366,180	$5,992,468	$5,475,633

Expenses:
Losses and loss adjustment expenses	919,435	925,394	3,963,031	3,684,511
Policy acquisition costs	250,174	228,245	942,939	858,261
Other operating expenses	110,231	81,506	394,226	327,157
Interest	7,060	7,536	28,623	30,824

Total expenses	$1,286,900	$1,242,681	$5,328,819	$4,900,753

Income before income taxes	248,879	123,499	663,649	574,880
Income tax expense	46,332	22,431	122,555	106,927

Net income	$202,547	$101,068	$541,094	$467,953

Basic average shares outstanding	55,389	55,378	55,389	55,373
Diluted average shares outstanding	55,389	55,382	55,389	55,377
Basic Per Share Data
Net income	$3.66	$1.83	$9.77	$8.45
Net realized investment gains (losses), net of tax	$—	$(0.95)	$1.87	$1.27
Diluted Per Share Data
Net income	$3.66	$1.82	$9.77	$8.45
Net realized investment gains (losses), net of tax	$—	$(0.95)	$1.87	$1.26
Operating Ratios-GAAP Basis
Loss ratio	63.6%	68.4%	72.0%	72.6%
Expense ratio	24.9%	22.9%	24.3%	23.4%

Combined ratio (a)	88.6%	91.4%	96.3%	96.0%

(a)	Combined ratios for the three months ended December 31, 2025 and 2024 do not sum due to rounding.

MERCURY GENERAL CORPORATION AND SUBSIDIARIES

CONDENSED BALANCE SHEETS AND OTHER INFORMATION

(000’s except per-share amounts and ratios)

	December 31, 2025	December 31, 2024
	(unaudited)
ASSETS
Investments, at fair value:
Fixed maturity securities (amortized cost $5,449,726; $4,982,459)	$5,430,251	$4,913,378
Equity securities (cost $728,460; $795,068)	812,787	879,175
Short-term investments (cost $336,978; $283,792)	336,992	283,817

Total investments	6,580,030	6,076,370
Cash	1,315,574	720,257
Receivables:
Premiums	751,554	697,176
Allowance for credit losses on premiums receivable	(6,000)	(6,400)

Premiums receivable, net of allowance for credit losses	745,554	690,776
Accrued investment income	73,004	67,630
Other	86,508	62,118

Total receivables	905,066	820,524
Reinsurance recoverables (net of allowance for credit losses $39; $0)	109,672	28,613
Deferred policy acquisition costs	359,724	335,332
Fixed assets, net	146,880	138,177
Operating lease right-of-use assets	12,125	13,407
Deferred income taxes	30,637	45,854
Goodwill	42,796	42,796
Other intangible assets, net	6,827	7,682
Other assets	51,338	81,620

Total assets	$9,560,669	$8,310,632

LIABILITIES AND SHAREHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$3,633,338	$3,152,031
Unearned premiums	2,255,935	2,039,830
Notes payable	574,527	574,128
Accounts payable and accrued expenses	448,703	417,765
Operating lease liabilities	12,328	13,580
Current income taxes	30,770	20,752
Other liabilities	187,793	146,022
Shareholders’ equity	2,417,275	1,946,524

Total liabilities and shareholders’ equity	$9,560,669	$8,310,632

OTHER INFORMATION
Common stock shares outstanding	55,389	55,389
Book value per share	$43.64	$35.14
Statutory surplus (a)	$2.39 billion	$2.03 billion
Net premiums written to surplus ratio (a)	2.39	2.65
Debt to total capital ratio (b)	19.2%	22.8%
Portfolio duration (including all short-term instruments) (a)(c)	4.4 years	3.4 years
Policies-in-force (company-wide “PIF”) (a)
Personal Auto PIF	1,044	1,019
Homeowners PIF	883	852
Commercial Auto PIF	34	39

(a)	Unaudited.
(b)	Debt to Debt plus Shareholders’ Equity (Debt at face value).
(c)	Modified duration reflecting anticipated early calls.

SUPPLEMENTAL SCHEDULES

(000’s except per-share amounts and ratios)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Reconciliations of Comparable GAAP Measures to Operating Measures (a)
Net premiums earned	$1,445,404	$1,352,101	$5,505,613	$5,075,456
Change in net unearned premiums	(17,673)	(37,168)	216,165	302,854

Net premiums written	$1,427,731	$1,314,933	$5,721,778	$5,378,310

Assumed premiums written	(128)	(108)	(26,212)	(15,489)
Ceded premiums written	62,768	31,893	286,971	138,014

Direct premiums written	$1,490,371	$1,346,718	$5,982,537	$5,500,835

Incurred losses and loss adjustment expenses	$919,435	$925,394	$3,963,031	$3,684,511
Change in net loss and loss adjustment expense reserves	(92,108)	(79,828)	(475,944)	(369,831)

Paid losses and loss adjustment expenses	$827,327	$845,566	$3,487,087	$3,314,680

Net income	$202,547	$101,068	$541,094	$467,953

Net realized investment gains (losses)	117	(66,865)	131,368	88,671
Tax on net realized investment gains (losses) (b)	25	(14,042)	27,587	18,621

Net realized investment gains (losses), net of tax	92	(52,823)	103,781	70,050

Operating income	$202,455	$153,891	$437,313	$397,903

Per diluted share:
Net income	$3.66	$1.82	$9.77	$8.45
Net realized investment gains (losses), net of tax	—	(0.95)	1.87	1.26

Operating income (c)	$3.66	$2.78	$7.90	$7.19

Combined ratio			96.3%	96.0%
Effect of estimated prior periods’ loss development			1.7%	(0.5)%

Combined ratio-accident period basis			98.0%	95.5%

(a)	See “Information Regarding GAAP and Non-GAAP Measures.”
(b)	Based on federal statutory rate of 21%.
(c)	Operating income per diluted share for the three months ended December 31, 2024 does not sum due to rounding.

Information Regarding GAAP and Non-GAAP Measures

The Company has presented information within this document containing operating measures which in management’s opinion provide investors with useful, industry specific information to help them evaluate, and perform meaningful comparisons of, the Company’s performance, but that may not be presented in accordance with GAAP. These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results.

Net income (loss) is the GAAP measure that is most directly comparable to operating income (loss). Operating income (loss) is net income (loss) excluding realized investment gains and losses, net of tax. Operating income (loss) is used by management along with the other components of net income (loss) to assess the Company’s performance. Management uses operating income (loss) as an important measure to evaluate the results of the Company’s insurance business. Management believes that operating income (loss) provides investors with a valuable measure of the Company’s ongoing performance as it reveals trends in the Company’s insurance business that may be obscured by the effect of net realized investment gains and losses. Realized investment gains and losses may vary significantly between periods and are generally driven by external economic developments such as capital market conditions. Accordingly, operating income (loss) highlights the results from ongoing operations and the underlying profitability of the Company’s core insurance business. Operating income (loss), which is provided as supplemental information and should not be considered as a substitute for net income (loss), does not reflect the overall profitability of the Company’s business. It should be read in conjunction with the GAAP financial results. See “Supplemental Schedules” above for a reconciliation of net income (loss) to operating income (loss).

Net premiums earned, the most directly comparable GAAP measure to net premiums written and direct premiums written, represents the portion of premiums written that is recognized as revenue in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies. Net premiums written is a statutory financial measure which represents the premiums charged on policies issued during a fiscal period net of any applicable reinsurance; direct premiums written is such a measure before any applicable reinsurance. Net premiums written and direct premiums written are designed to determine production levels and are meant as supplemental information and not intended to replace net premiums earned. Such information should be read in conjunction with the GAAP financial results. See “Supplemental Schedules” above for a reconciliation of net premiums earned to net premiums written and direct premiums written.

Incurred losses and loss adjustment expenses is the most directly comparable GAAP measure to paid losses and loss adjustment expenses. Paid losses and loss adjustment expenses excludes the effects of changes in the loss reserve accounts. Paid losses and loss adjustment expenses is provided as supplemental information and is not intended to replace incurred losses and loss adjustment expenses. It should be read in conjunction with the GAAP financial results. See “Supplemental Schedules” above for a reconciliation of incurred losses and loss adjustment expenses to paid losses and loss adjustment expenses.

Combined ratio is the most directly comparable measure to combined ratio-accident period basis. Combined ratio-accident period basis is computed as the difference between two GAAP operating ratios: the combined ratio and prior accident periods’ loss development ratio. Management believes that combined ratio-accident period basis is useful to investors and it is used to reveal the trends in the Company’s results of operations that may be obscured by development on prior accident periods’ loss reserves. Combined ratio-accident period basis is meant as supplemental information and is not intended to replace the GAAP combined ratio. It should be read in conjunction with the GAAP financial results. See “Supplemental Schedules” above for a reconciliation of GAAP combined ratio to combined ratio-accident period basis.